Exhibit 21.1
SUBSIDIARIES OF PIPER JAFFRAY COMPANIES

Name*	State or Jurisdiction of Entity
Piper Jaffray & Co.	Delaware

PJH Idaho, Inc.	Idaho

PJH Montana, Inc.	Montana

PJH South Dakota, Inc.	South Dakota

PJH Utah, Inc.	Utah

PJH Wyoming, Inc.	Wyoming

PJI Arizona, Inc.	Arizona

Piper Jaffray Ltd.	United Kingdom

PJC Nominees Ltd.	United Kingdom

Piper Jaffray Financial Products Inc.	Delaware

Piper Jaffray Financial Products II Inc.	Delaware

Piper Jaffray Funding LLC	Delaware

Piper Jaffray Lending LLC	Delaware

Piper Jaffray Private Capital Inc.	Delaware

Piper Jaffray Ventures Inc.	Delaware

Piper Ventures Capital Inc.	Delaware

*	Indentation indicates the principal parent of each subsidiary.